Live Current Signs LOI to Acquire San Diego Based Media
Technology Company Evasyst

Vancouver, British Columbia, Canada, September 15, 2021, Live Current Media, Inc. ("Live Current") (OTCQB: LIVC) announces that it has signed a non-binding letter of intent ("LOI") to acquire Evasyst Inc (dba Kast), ("Kast") of San Diego in an all-stock reverse takeover.

The LOI

Pursuant to the terms of the LOI, it is the intention of the parties to sign a definitive agreement within 90 days of signing of the LOI.  Conditions precedent to signing of a definitive agreement include:

1. Both parties submitting to and completing due diligence investigations.

2. Both parties obtaining any shareholder approval required.

3. Kast providing the most recent two fiscal years of audited financial statements.

Conditions required concurrently with the signing of the definitive agreement include:

1. LIVC issuing up to 125 million shares to the current shareholders of Kast for all their issued and outstanding shares.

2. LIVC raising $1.5 million dollars in working capital.

Management and Directors

At the closing, Live Current's CEO, David Jeffs, will resign and be replaced by Kast's current CEO, media and technology veteran, Mark Ollila.  In addition, the current board of directors of Live Current will resign and a new board will be appointed that will include Mark Ollila, David Jeffs, one director nominated by Live Current shareholders and two directors nominated by Kast shareholders.

About Kast

Kast is an online watch party platform for friends to watch videos, play games, and be together. The platform empowers individuals to live-share synchronized video, engage within the community, and build relationships with like-minded people. The Kast team consists of passionate individuals who hail from diverse backgrounds across the globe, coming from exciting and fast-paced industries such as esports, video streaming, entertainment, and video games.

Kast CEO and Co-founder Mark Ollila has over twenty years of experience in the games and media technology industry previously with senior roles at Nokia and Microsoft, including leading Nokia First Party Games Publishing. He also served on the advisory board of the Game Developers Conference (Mobile) and, was a board member of the EMEA Chapter of the Mobile Ecosystem Forum. He was Chairman of the Board of Physics Middleware provider Meqon Research AB (acquired by Ageia and then NVIDIA) and currently is on the board of Blind Squirrel Entertainment.

"This acquisition will speed up the growth of Live Current immensely," said CEO David Jeffs.  "Mr. Ollila and his team have put together a fantastic product in a rapidly growing sector that is almost certain to increase in popularity considering the current social climate."  Kast CEO Mark Ollila stated, "The synergies of the two companies are obvious as streaming and casual gaming are multibillion dollar industries that are growing, but also converging. This opportunity will create the foundation and platform to build a global media entertainment company."

About Live Current Media Inc.

Live Current ("LIVC") is a digital technology company involved in the entertainment industry. Currently developing two projects, SPRT MTRX (App Store and Play Store:  SPRT MTRX) and Trivia Matrix (App Store and Play Store:  Trivia Matrix), LIVC is positioned to take advantage of the exciting and rapidly growing digital sports and gaming sectors.

On behalf of the board of directors of Live Current Media Inc.

David Jeffs, CEO & Director

For more information please contact:

david@livecurrent.com

604 999-5848

www.livecurrent.com

www.sprtmtrx.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media, Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.